             Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Appoints Swan Sit to Board of Directors

SHELTON, Conn., – September 2, 2020 – Edgewell Personal Care Company (NYSE: EPC) today announced that it has appointed Swan Sit to its Board of Directors, effective September 2, 2020. Following her appointment, the Board will include twelve members.

John Hunter, Chairman of the Board of Directors, stated, “We are pleased to welcome someone of Swan’s caliber to our Board of Directors. She is a seasoned marketing executive with significant digital expertise and experience at several large consumer companies. Her background is particularly relevant and helpful as we execute our near and long-term strategic priorities.”

Rod Little, Edgewell's President and Chief Executive Officer, stated, “Swan brings significant marketing and digital experience, both areas of increasing importance for Edgewell. Her expertise complements our Board of Directors’ skills and we are confident she will provide valuable perspective as we continue to innovate and reshape our portfolio. We look forward to her contributions.”

Ms. Sit commented, “I am honored to have been appointed as a Board member at Edgewell. I have long admired Edgewell’s diverse global portfolio with leading brands that resonate with the consumer. I look forward to working with the Board, shareholders and employees to drive value creation and long-term sustainable growth.”

Swan currently serves as a consultant at Swan Sit LLC to various public and private companies advising on digital, marketing, brand and media strategies. Most recently, Swan served as Vice President of North America Digital Commerce Capabilities, Business Operations and Service, as well as Vice President Global Digital Marketing at Nike. Prior to Nike, from 2015 to 2017 she was Vice President of Global Digital at Revlon and Elizabeth Arden. Before that, Swan spent five years at The Estée Lauder Companies as Executive Director of Strategy and Planning, Online and prior to that, she spent three years at Bain & Company from 2007 to 2010. Previously, she served in numerous marketing roles at Newell Rubbermaid, Spark Branding and Trilogy Software.

Swan serves on the board of NovaBay Pharmaceuticals (NYSEAMERICAN: NBY) and Far Niente Wine Estates and is an Operating Partner at venture capital firm AF Ventures. She has previously held board positions at AdWeek Diversity and Inclusion Council, L2and Women in Retail, Consumer Goods & Technology.

Ms. Sit holds a Master’s Degree in Business Administration from Columbia Business School and graduated from Harvard University with a Bachelor of Arts degree in Economics.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog® and Jack Black® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,000 employees worldwide.

Contacts for Edgewell Personal Care
Investors:
Chris Gough
Edgewell Personal Care
+1 203-944-5706
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